Exhibit 26

[TO BE ENTERED INTO AS EXCHANGE OF CORRESPONDENCE]

This option agreement (the "Agreement") is entered into on

11th January 2010

BY AND BETWEEN

(1)   INTESA SANPAOLO S.P.A., a bank incorporated under the laws of the Republic of  Italy, whose registered office is at Piazza San Carlo No. 156, Torino, Italy, registered with the Companies' Registry of Turin under No. 00799960158, in its quality as lender under the facility agreement entered into on even date hereof with Telco S.p.A. ("Intesa Sanpaolo"),

(2)   MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.P.A., a bank incorporated under the laws of the Republic of Italy, whose registered office is at Piazzetta Cuccia No. 1, Milano, Italy, registered with the Companies' Registry of Milan under No. 00714490158, in its quality as lender under the facility agreement entered into on even date hereof with Telco S.p.A. ("Mediobanca");

(3)    UNICREDIT CORPORATE BANKING S.P.A. Società per Azioni, with Sede Legale e Direzione renerale in Verona, Via Garibaldi 1, Share Capital euro 6,604,173,696.00 registered with the Companies' Registry of Verona, Tax Code and VAT Number n° 03656170960 - Cod. ABI 03226.8, a company with a sole shareholders enrolled in the register of banks and belonging to the Gruppo Bancario UniCredito Italian enrolled in the register of the banking groups under n. 3 135.1, member of the Fondo Interbancario di Tutela dei Depositi (UCB");

(4)    SOCIÉTÉ GÉNÉRALE, a company incorporated under the laws of France, with registered office in Paris, Boulevard Haussmann 29, acting through its Milan branch, with its offices at Via Olona 2, Milan, registered with the Companies Registry of Milan under number 8011215158, Milan REA number 748666, registered with the Banks Registry of the Bank of Italy under number 4858 ("SG")

(Intesa Sanpaolo, Mediobanca, UCB and SG hereinafter collectively referred as the "Lenders”);

AND

(5)    TELÉFONICA, S.A., a Spanish company with registered office at 28013, Madrid, Gran Via n. 28, Spain ("TE”);

(6)   ASSICURAZIONI GENERAL1 S.p.A., an Italian company with registered office at Piazza Duca degli Abruzzi n. 2, Trieste, Italy;

(7)    ALLEANZA TORO S.p.A., an Italian company with registered office at Torino, via Mazzini n. 53;

(8)    INA ASSITALIA S.p.A., an Italian company with registered office at Roma, Corso d'Italia n. 33;

(9)    GENERALI LEBENSVERSICHERUNG A.G., a German company with registered office at Hamburg (Germany), an der Besenbinderhof n. 43;

(10)    GENERAL1 VIE S.A., a French company with registered office at Paris, Bld Hausmann 11;

(11)    ASSICURAZIONI GENERAL1 S.p,A. (hereinafter "Generali"), for its own account and in the name and on behalf of the following Generali's subsidiaries GENERALI VIE S.A., ALLEANZA TORO S.p.A., INA ASSITALIA S.p.A., GENERALI LEBENSVERSICHERUNG A.G., (hereinafter the "GeneraIi Subsidiaries" and together with Generali collectively "AG");

(12)    INTESA SANPAOLO S.p.A, an Italian company with registered office at Piazza San Carlo n. 156, Torino, Italy, in its quality as shareholder of Telco S.p.A. ("IS");

(13)    MEDIOBANCA - BANCA DI CREDITO FINANZIARIO S.p.A.- Banca di Credito Finanziario, an Italian company with registered office at Piazzetta Cuccia n. 1, Milano, Italy, in its quality as shareholder of Telco S.p.A ("MB");

(TE, AG, IS and MB hereinafter collectively referred as the "Shareholders");

(the "Parties).

BETWEEN THE PARTIES IT IS AGREED as follows:

1.1     The Facility Agent (as defined below) undertakes to copy the Shareholders in any of the communications to be given to the Borrower in relation to Clause 1912 (Acceleration) of the facility agreement entered into on even date hereof between inter alia the Lenders and Telco S.p.A. and Unicredit Corporate Banking S.p.A. - the “Facility Agent”- (the "New Banking Facility Agreement"),

1.2       Without prejudice to 1.1 above, should the Lenders decide to enforce the share pledge created over Telecom Italia S.p.A. ordinary shares pursuant to the provision of the pledge agreement to be entered into pursuant to the New Banking Facility Agreement (the "Share Pledge" and the "Share Pledge Agreement" respectively) (a form of which is attached hereto as Schedule 1) following an acceleration pursuant to and in accordance with Clause 19.12 of the New Banking Facility Agreement, the following shall apply.

1.2.1  The Facility Agent shall copy the shareholders of Telco (each a "Shareholder") in the notice enforcing the Share Pledge to be given to Telco pursuant to Clause 6.1 of the Share Pledge Agreement (the "Enforcement Notice").  Together with the Enforcement Notice, the Facility Agent will also deliver to the Shareholders a calculation notice (the "Calculation Notice") stating (i) the aggregate amount outstanding under the New Banking Facility Agreement plus interest accrued and to accrue thereunder and all other costs and expenses, including enforcement costs, up to the Transfer Date (as defined below); (ii) the price at which the Lenders can appropriate the pledged shares pursuant to Clause 6.3 of the Share Pledge Agreement; and consequently (iii) the number of pledged shares that the Lenders may have the right to appropriate pursuant to the Share Pledge Agreement (the "Appropriation Shares"). It is agreed and understood that, if Clause 6.3(i)(c) and/or Clause 6.3(ii)(c) of the Share Pledge Agreement apply, the Calculation Notice shall be sent after the Facility Agent having obtained the appraisal referred to thereunder.  If notwithstanding the good faith efforts of the Facility Agent and the appointment of a second investment bank pursuant to Clauses 6.3(i)(c) and 6.3(ii)(c) no appraisal is obtained within 65 Business Days from the Enforcement Notice the Shareholders shall no longer have any right to purchase Appropriation Shares under this Agreement and the Lenders shall have the right to enforce the Share Pledge at their discretion, provided in such case that upon enforcement of the pledge in accordance with the Share Pledge Agreement the Lenders shall ensure, to the maximum extent allowed by applicable laws, that the Shareholders are allowed to participate, pari passu with any other potential acquirer, in any sale process of the Appropriation Shares.

1.2.2  Each Shareholder shall be entitled to call and acquire from the Lenders (the "Right to Call") Appropriation Shares at the terms and conditions referred to herein and at a price per Appropriation Share (the "Purchase Price") equal to the higher of (i) the price indicated in Clause 1.2.1 (ii), and (ii) the amount indicated in Clause 1.2.1 (i) divided by the aggregate total number of the Appropriation Shares.  The Facility Agent shall include the Purchase Price in the Calculation Notice.

1.2.3   In order to exercise its Right to Call, each relevant Shareholder(s) shall deliver to the Facility Agent and the other Shareholders a written notice (the "Exercise Notice"), no later than 5 Business Days (the "Exercise Deadline") after receipt of the Calculation Notice, stating (i) its unconditional and irrevocable offerr to purchase from the Lenders all or part of the Appropriation Shares at a price per share equal to the Purchase Price and (ii) that the Exercise Notice complies with the shareholders agreement in force between the Shareholders, as amended (the "Shareholders Agreement").

1.2.4   The Exercise Notices shall be given to Unicredit Corporate Banking S.p.A. in its capacity as Facility Agent (or to any of its successors pursuant to the provisions of Clause 20.13 of the New Banking Facility Agreement), copy to all the other Shareholders,

1.2.5   The Exercise Notices shall be valid and effective only if and to the extent they contain in aggregate offers to purchase the exact amount of the Appropriation Shares. If, instead, the Exercise Notices contain in aggregate offers to purchase a number of Appropriation Shares which is greater or lower than the number of Appropriation Shares, then, the Exercise Notices shall be deemed ineffective and the Shareholders shall no longer have any right to purchase the Appropriation Shares under this Agreement and the Lenders shall have the right to enforce the Share Pledge at their discretion.  Provided further that, in the event the Exercise Notice/s contain/s in aggregate offers to purchase not the exact amount of the Appropriation Shares, the Facility Agent shall allow the Shareholders who have delivered valid Exercise Notice(s) 1 Business Day to cure the mistake by sending a further joint notice signed by all Shareholders that have delivered the Exercise Notice, stating the exact allocation of Appropriation Shares among Shareholders.

1.2.6   The Shareholders acknowledge that the Facility Agent shall:

(aa) verify that the Exercise Notices comply with Clauses 1.2.2 and 1.2.3 above,
(bbb) proceed with the allocation of the Appropriation Shares to the Shareholders who have delivered a valid Exercise Notice (the "Exercising Shareholders") as per the indication provided in the relevant Exercise Notices only if and to the extent the overall number of the Appropriation Shares indicated in the Exercise Notice(s) received is equal to the overall number of Appropriation Shares in accordance with the provisions of preceding Clause 1.2.5.

1.2.7    If the conditions under Clauses 1.2.5 and 1.2.6 above are satisfied, the Lenders shall appropriate the Appropriation Shares at a price per share equal to the Purchase Price under the Share Pledge Agreement on the 8th Business Days from the date of the Calculation Notice and shall then sell and transfer on the same day (the "Transfer Date") all the Appropriation Shares to the Exercising Shareholders as per the indications received in the Exercise Notices, provided that the transfer of all Appropriation Shares shall occur simultaneously and be conditional upon (i) receipt of a legal opinion issued by reputable legal counsel (at the request of any Exercising Shareholder) confirming valid delivery of the Exercise Notice based on the Shareholders Agreement, validity and enforceability of the relevant transfer deed, no conflict with applicable law and capacity and authority of the Exercising Shareholders), and (ii) receipt in full of the Purchase Price multiplied by the number of the Appropriation Shares. If for any reason whatsoever (including for the avoidance of doubt, any order of authority, attachment, seizure or precautionary measure) appropriation under the Share Pledge Agreement or transfer to Exercising Shareholders cannot take place, then the Exercise Notices shall be deemed ineffective and the Shareholders shall no longer have any right to purchase the Appropriation Shares under this Agreement and the Lenders shall have the right to enforce the Share Pledge at their discretion, provided however in such case that (a) should the relevant order of authority, attachment, seizure, precautionary measure consist in an impediment to enforce the pledge (and consequently appropriation and transfer of the Appropriation Shares under this Agreement) (i) should it be removed or cured within 60 days, then the Lenders shall remain bound to this Agreement and shall deliver to the Shareholders a new Enforcement Notice and a new Calculation Notice and each Shareholder shall be entitled to exercised its Right to Call by delivering its Exercise Notice in accordance with this Agreement, (ii) should it NOT be removed or cured within 60 days, then the Lenders shall ensure, to the maximum extent allowed by applicable laws, that the Shareholders are allowed to participate, pari passu with any other potential acquirer, in any subsequent sale process of the Appropriation Shares; and (b) should the relevant order of authority, attachment, seizure, precautionary measure impede appropriation and/or transfer of the Appropriation Shares under this Agreement but NOT enforcement of the pledge through other means, then the Exercise Notices shall be deemed ineffective and the Shareholders shall no have any right to purchase the Appropriation Shares under this Agreement and the Lenders shall have the right to enforce the Share Pledge at their discretion but the Lenders shall ensure, to the maximum extent allowed by applicable laws, that the Shareholders are allowed to participate, pari passu with any other potential acquirer, in any subsequent sale process of the Appropriation Shares.

In the event an Exercising Shareholder is also a Lender and transfer of the Appropriation Shares is to occur in respect of all Exercising Shareholders in accordance with this Clause 1.2.7, then such Lender / Exercising Shareholder (a) shall only purchase a number of Appropriation Shares equal to the positive difference between (i) the number of Appropriation Shares for which it has delivered a valid Exercise Notice; and (ii) the number of Appropriation Shares corresponding to its quota in the Facility Agreement; or (b) shall only sell a number of Appropriation Shares equal to the positive difference between (i) the number of Appropriation Shares corresponding to its quota in the Facility Agreement; and (ii) the number of Appropriation Shares for which it has delivered a valid Exercise Notice.

1.2.8  If, as a result of the procedure set out in paragraphs 1.2.2 to 1.2.6 above, the Lenders have not received valid and effective Exercise Notices for all and no more or no less than the Appropriation Shares, the Shareholders shall no longer have any right to purchase the Appropriation Shares under this Agreement and the Lenders shall have the right to enforce the Share Pledge at their discretion.

1.2.9  Any obligation assumed by a Shareholder under this Agreement or the Exercise Notice shall be assumed on a several basis (senza vincolo di solidarietà) with the other Shareholders.  It remains understood and agreed that if on the Transfer Date any of Exercising Shareholder(s) does {do) not pay the purchase price pursuant to the relevant Exercise Notice, then the Lenders shall have no obligation to transfer Appropriation Shares to that or to any other Exercising Shareholder(s), the Exercise Notices shall be deemed ineffective, the Shareholders shall no longer have any right to purchase the Appropriation Shares under this Agreement and the Lenders shall have the right to enforce the Share Pledge at their discretion, provided that the Facility Agent shall allow the Shareholder(s) who have/has not paid the purchase price 1 Business Day to cure its default and shall allow the Shareholder(s) to purchase their corresponding Appropriation Shares, in which case all transfers of Appropriation Shares shall take place one Business Day after the intended Transfer Date and after full payment for all Appropriation Shares has been received in full.  The Parties agree that any cost, taxes and expense of the transfer of Appropriation Shares to my Exercising Shareholders in accordance with this Agreement shall be borne by the Exercising Shareholders in proportion of the Appropriation Shares acquired by each of them.

1.2.10  The obligations assumed by the Lenders under this Agreement shall be assumed by each Lender severally from the other Lender (senza vincolo di solidarietà)in proportion to each respective loans and commitments under the New Banking Facility at the time of the Transfer Date.

1.2.1 1  For the avoidance of doubt any sale and purchase of Appropriation Shares made pursuant to this Agreement shall be deemed to be permitted under the Shareholders' Agreement and each Shareholder commits to the other Shareholders to take any step and carry out a11 actions required to give full implementation to the rights and obligations set out in this Agreement.

1.2.12   The Parties agree that, for the sake of completeness, this Agreement shall be disclosed and made public in accordance to applicable laws.

1.2.13    Each Shareholder, to the maximum extent permitted by applicable laws and regulations and to the extent the Lenders and the Facility Agent have complied with their obligations under this Agreement, waives any and all rights, claims, objections and remedies it may have against the Facility Agent and the Lenders now or in the future in relation to the delivery and transfer of the Appropriation Shares pursuant to the Exercise Notices, the joint correction notice under Clause 1.2.5, the criteria and price on the basis of which the appropriation referred to in Clause 1.2.7 and the Purchase Price have or will be determined.

1.2.14 Each Exercising Shareholder, severally and not jointly and pro-quota in proportion to the percentage of the Appropriation Shares acquired, further undertakes to indemnify and keep harmless each Lender and the Facility Agent and their respective directors and employees (each an "Indemnified Party"), from any prejudices, expenses and damages or liabilities incurred or suffered as a result of an action or lawsuit or claim brought by Telco, any of the Shareholders and/or any third party in connection with the delivery and transfer of the Appropriation Shares pursuant to the Exercise Notices and the appropriation of the Appropriation Shares pursuant to Clause 1.2.7. To this purpose (i) the Indemnified Party shall deliver to the Exercising Shareholders notice of the relevant action, claim or lawsuit, specifying reasonable details thereto, (ii) before making any payment or settlement, the Indemnified Party shall consult in good faith with the Exercising Shareholders for at least 10 Business Days, including taking advice from reputable international legal counsel, provided that if the payment is to be made earlier than 10 Business Days the consultation period shall be shortened accordingly (iii) after the Indemnified Party having fulfilled its obligations under (i) and (ii) above, payment of the indemnity hereunder shall be made 1 Business Day prior to the date on which the relevant Indemnified Party declares that it is under an obligation to make a payment or post a collateral in favor of a third party, without raising any objection (solve et repete), (iv) the Indemnified Party shall keep informed the Exercising Shareholders of the relevant action, lawsuit or claim and will consult and cooperate in good faith with the relevant Exercising Shareholders in pursuing any legal defense, against said action, lawsuit or claim, and (v) after payment by the Exercising Shareholders the Indemnified Party shall return to the relevant Exercising Shareholders any money paid by such Exercising Shareholders and recovered by the Indemnified Party h m the third party or released from a collateral.

The Parties agree that (x) the above provisions will only apply to any indemnification which has an overall aggregate amount not exceeding Euro 260 million, while (y) in the event of an indemnification for an overall aggregate amount exceeding Euro 260 million the above provisions (including the "solve and repete” principle) would still apply, but no payment shall be demanded by the Indemnified Party unless such Indemnified Party has received a judgment or order of an authority (even if not final and conclusive) ordering it to pay such third party claim or requiring it to post a collateral.

Without prejudice to the solve et repete provision set forth above, no indemnity shall be payable to an Indemnified Party under this Clause 1.2.14 in relation to prejudices, expenses and damages or liabilities incurred or suffered as a result of such Indemnified Party gross negligence or willful misconduct (dolo o colpa grave), provided for the sake of clarity that the solve ef repete will only apply to the extent the legal advice under (ii) above has been obtained.

If an Exercising Shareholder who is under an obligation to indemnify pursuant to this Clause 1.2.14 is also an Indemnified Party, then its indemnity obligation as Exercising Shareholder will be extinguished by way of confusione (pursuant to Article 1253 of the Civil Code) for an amount equal to the amount that it is entitled to receive as Indemnified Party.

1.2.15   The Parties acknowledge and agree that obligations under this Agreement are undertaken by each Party also by way of alea, pursuant to article 1469 of the Italian Civil Code.

1.2.16   The Parties acknowledge and agree that in case of a transfer or assignment from an Existing Lender to a New Lender pursuant to and in accordance with Clause 26.2 (Assignments and transfer by Lenders) of the New Banking Facility Agreement, the transferring Lender shall procure that the New Lender assumes all rights and obligations of the transferring Lender under this Agreement, by executing a letter of accession to this Agreement concurrently with the assignment or transfer pursuant to the New Banking Facility Agreement. The Parties grant the consent to such assumption of rights and obligation by the New Lender pursuant to article I406 of the Italian Civil Code, with release pursuant to Article 1408 of the Italian Civil Code of the transferring Lender with respect to the portion of obligations hereunder which is assigned or transferred.

1.2.17  All notices under this Agreement shall be sent by registered letter anticipated via fax and email at the following addresses:

To the Unicredit Corporate Banking S.p.A.
Filiale Multinational Nord
via Nizza 150
10122 Turin, Italy
Fax: 011 57138547 or 57138146
To the attention of: Mariagrazia Banini/Alessandro Pelle/ Pierpaolo Cattaneo
E-mail: mariagrazia.banin@unicreditgroup.eu, alessandro.pel1e@unicreditgroup.eu, anna.testa@unicreditgroup.eu, pierpaolo.cattaneo@unicreditgroup.eu.

To Assicurazioni Generali:
Assicurazioni Generali S.p.A.
Piazza Duca degli Abruzzi n. 2
34132 Trieste, Italy
Fax: +39 040 671260
To the attention of: Mr. Giovanni Perissinotto and Mr. Oliviero Pessi
E-mail: giovanni_perissinotto@generali.com and
             oliviero_pessi@nenerali.com

To Intesa:
lntesa Sanpaolo S.p.A.
Piazza Scala n. 6
20121 Milano, Italy
Fax: +39 02 879 43540
To the attention of: Mr. Gaetano Miccichè and Mr. Amedeo Nodari

E-mail: gaetano.miccichè@intesasanpaolo.com and
             amedeo.nodari@intesasanpaolo.com

To Mediobanca:
Mediobanca - Banca di Credito Finanziario S.p.A.
Piazzetta Cuccia n. 1
20121 Milano, Italy
Fax: +39 02 8829 943
To the attention of: Mr. Clemente Rebecchini and Mr. Francesco Coatti
E-mail: mailto:clemente.rebecchini@mediobanca.it and
                        francesco.coatti@mediobanca.it

To Telefonica:
Telefonica S.A.
C/Ronda de la Comunicacion, s/n, Distrito C, Edificio Central, Planta 1a
28050 Madrid, Spain
Fax: +34 91 727 1405 and +34 91 727 1400
To the attention of: Group General Counsel (Ramiro Sànchez de Lerin) and Maria
Luz Medrano
E-mail: secretaria.general@telefonica.es and
             mmedrano@telefonica.es

1.2.18   This Agreement shall be governed by, and interpreted in accordance with, the laws of the Republic of Italy.  The disputes arising out of or in connection with this Amendment Agreement shall be submitted by the Parties to arbitration.  The venue of the arbitration shall be Milan.  The arbitration shall be conducted in the English language and in accordance with ICC Rules.

INTESA SANPAOLO S.p.A. (in its quality as Lender)

/s/ Authorized Signatory

MEDIOBANCA S.p.A. (in its quality as Lender)

/s/ Authorized Signatory

UNICREDIT CORPORATE BANKING S.P.A.

/s/ Authorized Signatory

SOCIÉTÉ GÉNÉRALE, Milan Branch

/s/ Authorized Signatory

TELEFÓNICA, S.A.

/s/ Authorized Signatory

ASSICURAZIONI GENERAL1 S.p.A. (for its own account and in the name and on behalf of the Generali Subsidiaries)

/s/ Authorized Signatory

INTESA SANPAOLO S.p.A. (in its quality as Shareholder)

/s/ Authorized Signatory

MEDIOBANCA S.p.A. (in its quality as Shareholder)

/s/ Authorized Signatory